Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 22, 2019 relating to the consolidated financial statements of Newpark Resources, Inc. and subsidiaries, and the effectiveness of Newpark Resources, Inc. and subsidiaries’ internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in the Annual Report on Form 10-K of Newpark Resources, Inc. for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
May 23, 2019